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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
          Date of Report (Date of Earliest Event Reported) June 2, 2000

                        GREATER ATLANTIC FINANCIAL CORP.
                        --------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

      Delaware                      0-26467                  54-18773112
      ---------                     -------------            -------------------
(State or other Jurisdiction of     (Commission              (IRS Employer
Incorporation or Organization       File Number)             Identification No.)

                10700 Parkridge Boulevard, Reston, Virginia 20191
                -------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (703) 391-1300
                                 --------------
              (Registrant's Telephone Number, including Area Code)

                                 Not Applicable
                                 --------------
          (Former Name or Former Address, If Changed Since Last Report)



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ITEM 5.  OTHER EVENTS.
         -------------

      On June 5, 2000, Greater Atlantic Financial Corp., a Delaware corporation ("Greater Atlantic"), announced that it had entered into an Agreement and Plan of Merger, dated as of June 2, 2000 (the "Merger Agreement"), with Dominion Savings Bank, FSB. Under the terms of the Agreement, Greater Atlantic Financial Corp. will pay the shareholders of Dominion Savings Bank cash in an amount to be determined shortly prior to closing which the parties currently estimate, based on certain assumptions, will be approximately $1.1 million or $3.13 per share for the 351,213 shares of Dominion Savings Bank Common Stock outstanding. The acquisition, which is expected to be completed by September 30, 2000, will result in the merger of Dominion Savings into Greater Atlantic Bank, Greater Atlantic's subsidiary, and is subject to approval by the shareholders of Dominion Savings Bank and regulatory authorities.

      The merger was publicly announced in a press release dated June 5, 2000, a copy of which is attached as Exhibit 99.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
         ---------------------------------

      Exhibit 99.1  Press Release dated June 5, 2000.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 7, 2000                   By:/s/ Carroll E. Amos
                                          -------------------
                                          Carroll E. Amos
                                          President and Chief Executive Officer






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